Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2009 Equity Incentive Plan, 2019 Equity Incentive Plan, 2022 Equity Incentive Plan and 2022 Employee Stock Purchase Plan of Genelux Corporation of our report dated March 4, 2022, except for Notes 1 and 15, as to which the date is August 29, 2022 (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Genelux Corporation’s ability to continue as a going concern), included in Genelux Corporation’s Registration Statement on Form S-1 (File No. 333-265828) filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 26, 2023